UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 23, 2010

STAAR Surgical Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11634 (Commission File Number)	95-3797439 (I.R.S. Employer Identification No.)

1911 Walker Ave, Monrovia, California (Address of principal executive offices)		91016 (Zip Code)

Registrant’s telephone number, including area code:    626-303-7902

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Agreement

Divestiture of Domilens GmbH

On February 23, 2010, the Company entered into an agreement to divest all of its interest in its German distribution subsidiary, Domilens GmbH (“Domilens”) through a management buyout led by funds managed by Hamburg-based Small Cap Buyout Specialist BPE Unternehmensbeteiligungen GmbH (“BPE”).  To effectuate the transaction STAAR Surgical AG (“STAAR AG”), STAAR’s Swiss subsidiary and holder of 100% of the shares of Domilens, signed a Stock Purchase Agreement (the “Agreement”) with Domilens Akquisitions GmbH (“Domilens Acquisitions”).  Domilens Akquisitions is a newly formed entity 74% owned by BPE and 26% owned by senior management of Domilens.  The transaction closed on March 2, 2010.

The Agreement provides for a Purchase Price of €10,512,100 (approximately US$14.3 million at currently prevailing exchange rates of).  After adjusting for €800,000 in cash dividends received by the Company from Domilens in December 2009 and January 2010, and the exclusion of expenses related to compliance with the Sarbanes-Oxley Act of 2002, Domilens Akquisitions paid a cash Net Purchase Price of €9,685,700 (approximately US$13.2 million at currently prevailing exchange rates).  €100,000 of the Net Purchase Price was paid into an escrow account, to be held against payment of any unaccrued taxes assessed for periods ending December 31, 2009.  Funds remaining after the resolution of such liabilities will be distributed to the Company no later than December 31, 2011.

Based on the performance of Domilens in fiscal years 2010, 2011 and 2012, the Company may earn up to an additional €675,000 (approximately $920,000 at currently prevailing exchange rates).  These additional “earn-out” payments will be paid on achievement of specified earnings before income tax (“EBIT”) as set forth below.  If a target is missed in any year, but in the following year Domilens achieves the target and also makes up for the earlier shortfall, the payments for both years will be earned and paid.

Fiscal Year	Domilens EBIT	Earn-Out Payment
2010	€2,500,000	€200,000
2011	€2,900,000	€225,000
2012	€3,500,000	€250,000

After expenses, and excluding the escrowed funds and any earn-out payments, the Company expects to receive net cash proceeds of approximately €9,399,000 from the transaction (approximately US$12.8 million at currently prevailing exchange rates).

In connection with the Stock Purchase Agreement, the Company has entered into a Distribution Agreement with Domilens providing for the continued sale of the Company’s products following the transfer of ownership.  The Distribution Agreement has a term of five years.  During the first three years of the term Domilens will be the exclusive distributor of covered products in Germany and Austria, subject to Domilens achieving minimum purchase levels.  After the initial three-year period Domilens will have non-exclusive distribution rights for these STAAR products, unless the parties agree to an extension of the exclusivity. The following products are covered by the Distribution Agreement:  preloaded silicone and acrylic IOL injectors; the Visian ICL, Visian Toric ICL and Visian Hyperopic ICL.

Forward-Looking Statements

Any statements in this report that are not historical in nature are forward-looking statements, including statements regarding any future payment that may be received by the Company as a result of the earn-out provisions or the escrow account provided for in the Stock Purchase Agreement.  The earn-out payments will be earned only if Domilens significantly improves its performance over levels it has historically been able to achieve. Domilens may not be able to achieve these improvements.  The escrow account will be used to pay any additional unaccrued taxes that the German tax authorities may assess after their next audit, which the Company cannot predict and may leave little or no funds in the escrow account remaining for distribution to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 2, 2010	STAAR Surgical Company By: /s/ Barry G. Caldwell Barry G. Caldwell President and Chief Executive Officer